Exhibit 23.7

CONSENT OF INDEPENDENT AUDITOR

Steel Partners Holdings L.P.

New York, New York

We consent to the incorporation by reference in this registration statement on Form S-4 of Steel Partners Holdings L.P. of our report dated January 14, 2015, relating to the consolidated financial statements of JPS Industries, Inc. as of and for the years ended November 1, 2014 and November 2, 2013, appearing in the Annual Report on Form 10-K filed by Steel Partners Holdings L.P. on March 11, 2016. We also consent to the reference to our firm under the heading “Experts” in such registration statement.

/s/ Elliott Davis Decosimo, LLC

Greenville, South Carolina

January 9, 2017